AMENDMENT TO CHANGE CLOSING/POSSESSION DATE
AMENDMENT # 1

Date: 1/6/2022

2022 Printing

Whereas, the undersigned parties have entered into a certain Agreement between Arrived Holdings, Inc. and/or Assigns ("Buyer") and [redacted] ("Seller"), with a Binding Agreement Date of 12/24/2021 for the purchase and sale of real property located at: 5042 RAPAHOE TRL, ATLANTA, Georgia 30349 ;and

Whereas, the undersigned parties desire to amend the aforementioned Agreement, it being to the mutual benefit of all parties to do so;

Now therefore, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable considerations paid by each to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to modify and amend the aforementioned Agreement as follows:

Closing Date: The closing date specified in the aforementioned Agreement is hereby amended as follows:
This transaction shall be closed on the date of 1/24/2022 or on such other date as may be agreed to by the parties in writing.

Extension: The right to unilaterally extend the closing date for eight (8) days as provided for in the Right to Extend Closing Date paragraph of the aforementioned Agreement ☐ is hereby terminated **OR** ☑ shall remain in full force and effect.

Possession: The possession date specified in the aforementioned Agreement is hereby amended as follows:
Buyer agrees to allow Seller to retain possession of the Property through:
[Select one. The box not checked shall not be part of this Amendment.]

☐ **A.** the closing; or
☐ **B.** ______ hours after the closing; or
☐ **C.** __________ days after the closing at _________ o'clock ___.m.

[Attach F219 Temporary Occupancy Agreement for Seller After Closing Exhibit, if appropriate]

☐ **Additional pages (F801) are attached.**

It is agreed by the parties hereto that all of the other terms and conditions of the aforementioned Agreement shall remain in full force and effect other than as modified herein. Upon execution by all parties, this Amendment shall be attached to and form a part of said Agreement.

By signing this Amendment, Buyer and Seller acknowledge that they have each read and understood this Amendment and agree to its terms.

[redacted]	[redacted]
1 Buyer's Signature	**1 Seller's Signature**
2 Buyer's Signature	**2 Seller's Signature**
☐ **Additional Signature Page (F267) is attached.**	☐ **Additional Signature Page (F267) is attached.**
[redacted]	[redacted]
Buyer Brokerage Firm	Seller Brokerage Firm
[redacted]	[redacted]
Broker/Affiliated Licensee Signature	**Broker/Affiliated Licensee Signature**
REALTOR® Membership	REALTOR® Membership

Acceptance Date. The above Amendment is hereby accepted, 12:26 o'clock p.m. on the date of January 10, 2022 ("Acceptance Date"). This Amendment will become binding upon the parties when notice of the acceptance of the Amendment has been received by offeror. The offeror shall promptly notify offeree when acceptance has been received.